Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the use in this Registration Statement on Form S-1 of (i) our report dated April 28, 2006 relating to the consolidated financial statements of ONEOK Texas Field Services, L.P., (ii) our report dated June 2, 2006 relating to the consolidated financial statements of Eagle Rock Pipeline, L.P., (iii) our report dated May 30, 2006 relating to the balance sheet of Eagle Rock Energy Partners, L.P., (iv) our report dated May 30, 2006 relating to the balance sheet of Eagle Rock Energy GP, L.P., (v) our report dated June 2, 2006 relating to the statement of net assets acquired (the Brookeland and Masters Creek acquired assets) and (vi) our report dated June 2, 2006 relating to the statements of revenues and direct operating expenses (the carve-out financial statements for Brookeland and Masters Creek), appearing in the Prospectus, which is part of this Registration Statement.
     We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Houston, Texas
June 5, 2006